Exhibit D

Milestone Scientific Inc.

220 South Orange Avenue

Livingston, New Jersey 07039

Tel: (973) 535-2717

Fax: (973) 535-2829

June 15, 2016

Via e-mail and Regular Mail

gdtrombetta@milestonescientific.com

BP4 S.p.A

c/o Innovest S.p.A.

Corso Venezia 44

Milan, Italy

Re:	Milestone Scientific Inc. (“Milestone”)

Dear Sirs:

This will confirm that Milestone has agreed to sell to you and you have agreed to purchase 1,000,000 shares of common stock at $2.00 per share or an aggregate of $2,000,000. Payment will be made directly to Milestone by wire transfer at the account specified on the attachment to this letter in the amount of $1,500,000 on June 17, 2016 and $500,000 within 10 days thereafter. Milestone acknowledges and agrees that the shares of common stock to be sold hereunder will have all of the rights, preferences and privileges of the common stock sold to BP4 S.p.A. under that Investment Agreement dated April 15, 2014 and the related Registration Rights Agreement.

Milestone hereby represents and warrants to you as follows:

(a)     Milestone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and corporate authority to execute and deliver this agreement and perform its obligations hereunder, to own its properties and to carry on its business as now conducted.

(b)     On the date hereof, the authorized capital stock of Milestone consists of 50,000,000 shares of its Common Stock and 5,000,000 shares of preferred stock. On March 31, 2016 (i) 21,687,164 shares of Common Stock (excluding the 33,333 shares held in treasury) and 7,000 shares of Series A Convertible Preferred Stock par value $.001, were outstanding, (ii) 1,100,405 shares are reserved to be issued on retirement of certain officers and (iii) options and warrants to purchase up to 1,776,667 shares of Common Stock were outstanding. Except as set forth above there are no shares of Common Stock or any other equity security of Milestone issuable upon conversion, exchange or exercise of any security and Milestone is not contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. No stockholder of Milestone is entitled to any preemptive or similar rights to subscribe for the shares you are agreeing to purchase and to Milestone’s knowledge, there are no stockholder, voting or other agreements relating to the rights and obligations of the Company’s stockholders currently in effect other than the Agreement. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding. All shares have been duly and validly issued and are fully paid and non-assessable, and were issued in compliance with the Securities Act and any relevant state securities laws.

(c) The execution and delivery of this agreement and the performance by Milestone of its obligations hereunder (i) have been duly authorized by the Board of Directors of Milestone, and no other corporate or stockholder action is necessary to authorize them, (ii) do not, and will not conflict with, or result in a violation of, any provision of any law, ordinance, permit, concession, grant, franchise, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Milestone or any of its subsidiaries, properties or assets, (iii) do not and will not conflict with or result in a violation of any provision of Milestone’s charter or by-laws, (iv) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement to which Milestone or any of its subsidiaries is a party, or result in the creation of any lien on or claim against any property or asset of Milestone or any of its subsidiaries, (v) will not require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental authority. This agreement constitutes the valid and binding obligation of Milestone, enforceable against Milestone in accordance with its terms, and (vi) will not result in the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement (including employment agreements), conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the shares of the capital stock of Milestone or any of its subsidiaries or any right in favor of any other person to terminate or cancel any agreement to which Milestone or any of its subsidiaries is a party.

(d) There are no claims for investment banking fees or similar compensation in connection with the transactions contemplated by this agreement based on any arrangement made by or on behalf of Milestone.

Milestone also confirms that at a meeting of the Board of Directors duly called and held on June 16, 2016 the Resolutions set forth on Exhibit A were duly adopted and remain in full force and effect.

By signing this letter, you confirm that (i) you are an “accredited investor” within the meaning of Rule 215 of the Rules and Regulations under the Securities Act, (ii) you have acquired the shares for investment and acknowledge that you or your offeree representative have received all information about Milestone relevant to this transaction and have been given the opportunity to discuss this with management of Milestone and (iii) you are knowledgeable and sophisticated about investments of this kind, or have relied on the advice of your offeree representative who is so knowledgeable the securities cannot be resold or otherwise disposed of until they are registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

Since the shares, will not be registered at the time of issuance, the certificates representing the shares delivered to you will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT.

Please acknowledge your agreement and understanding of the above provisions by signing and dating a copy of this letter and returning it to us by facsimile and mail. The shares will be delivered to you promptly after receipt of your acknowledgement.

Very truly yours,

MILESTONE SCIENTIFIC INC.
By:
Leonard Osser. CEO

Accepted and agreed to
this 16th day of June, 2016

BP4 S.p.A

By:
Gian Domenico Trombetta. CEO

Wiring Instructions for Milestone Scientific Inc – Domestic

[Intentionally omitted]

EXHIBIT A

RESOLVED, that the Board acknowledges that pursuant to the Share Purchase Agreement and the transactions contemplated thereby, BP4 s.r.l (“BP4”) and its control persons or persons under common control, if any, and any other person that may be deemed the direct or indirect beneficial owner (as such term is used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities of the Corporation that are beneficially owned or deemed to be beneficially owned by BP4 in connection with or resulting from any of the transactions contemplated by the Share Purchase Agreement (collectively, the “Deputizing Stockholders”), and Giandomenico Trombetta may be acquiring or deemed to be acquiring, directly or indirectly, beneficial ownership of securities of the Corporation, including without limitation, shares of Common Stock, par value $0.001 per share, of the Corporation (the “Securities”);

RESOLVED, that each of the Deputizing Stockholders has deputized Giandomenico Trombetta (and any successor thereof designated by any of the Deputizing Stockholders) as its representative on the Board, and that as such each of the Deputizing Stockholders intends to rely, to the extent applicable from time to time, on Rule 16b-3 under the Exchange Act;

RESOLVED, that the acquisition or deemed acquisition of the Securities by each of the Deputizing Stockholders and by Giandomenico Trombetta, in each case pursuant to the transactions contemplated by the Share Purchase Agreement, together with any acquisitions or dispositions or deemed acquisitions or deemed dispositions of any Securities resulting from or contemplated by any conversion, exercise, redemption, cancellation or expiration (for or without value), termination, liquidation or extension thereof or relating thereto, dividends or distributions thereon or any adjustments thereto, or otherwise, in each case as contemplated by the Share Purchase Agreement and/or as a result of the operation of any provision of the Certificate of Incorporation of the Corporation, shall be exempt from the provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder;